March 30, 2000


Fahnestock & Co. Inc.
125 Broad Street, 16th Floor
New York, NY  10004

Ladies and Gentlemen:

      The undersigned understands that Fahnestock & Co. Inc. ("Fahnestock") has entered into a Placement Agent Agreement with Senesco Technologies, Inc., a Delaware corporation (the "Company"), providing for the private placement (the "Private Placement") of shares (the "Shares") of common stock of the Company (the "Common Stock").

      To induce Fahnestock to continue its efforts in connection with the Private Placement, the undersigned hereby agrees that, without the prior written consent of Fahnestock, it will not, during the period commencing on the date hereof and ending upon the earlier of: (a) thirty (30) days following the effective date of a registration statement in which the Shares are included; or
(b) nine (9) months after the final closing of the Private Placement (such earlier date referred to as the "Termination Date"), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to: (A) the transfer of shares of Common Stock or other securities of the Company by the undersigned as a gift or gifts; and (B) the transfer of shares of Common Stock or other securities of the Company by the undersigned to its affiliates, as such term is defined in Rule 405 under the Securities Act of 1933, as amended; provided, that, in the case of clause (A) or (B) above, the recipient(s), donee(s) or transferee(s), respectively, agrees in writing as a condition precedent to such issuance, gift or transfer to be bound by the terms of this agreement. In addition, the undersigned agrees that, without the prior written consent of Fahnestock, it will not, during the period commencing on the date hereof and ending upon the Termination Date, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

                                Very truly yours,

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                                (Signature)

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                                (Print Name)

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                                (Address)

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                                (Address)